Exhibit 99.(n)

KRANESHARES TRUST

Rule 18f-3 Multiple Class Plan

KraneShares Trust (the “Trust”), a registered management investment company offering separate series, has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the series of the Trust identified in Appendix A as may be amended from time to time (each a “Fund” and together the “Funds”).

A.	Attributes of Share Classes

1.	The rights of each class of shares of the Funds shall be as set forth in the respective Certificate of Class Designation for each class (each a “Certificate”), as each such Certificate is approved by the Trust’s Board of Trustees and attached hereto as an exhibit.

2.	With respect to each class of shares created hereunder, each share of a Fund will represent an equal pro rata interest in the Fund and will have identical terms and conditions, except that:

(i)	each class will have a different class name (or other designation) that identifies the class as separate from any other class;

(ii)	each class will be offered and sold only to investors meeting the qualifications set forth in the Certificate and/or disclosed in the Trust’s then current prospectus(es);

(iii)	each class will separately bear any distribution fees that are payable in connection with a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (a “Distribution Plan”) and separately bear any service fees that are payable under any service agreement entered into with respect to that class that are not contemplated by or within the scope of the Distribution Plan;

(iv)	each class may be subject to different front-end sales charges or contingent deferred sales charges;

(v)	each class may bear a different share of a Fund’s other expenses, if these expenses are actually incurred in a different amount by that class, if the class receives services of a different kind or to a different degree than other classes or if the different imposition of expenses is not designed and does not result in the cross-subsidization of one class by another class; and

(vi)	shareholders of each class will have exclusive voting rights regarding such matters as set forth in each Certificate.

B.	Expense Allocations

With respect to each Fund, the expenses of each class shall be allocated as follows: (i) any Rule 12b-1 fees relating to a particular class of shares associated with a Distribution Plan or service fees relating to a particular class of shares are (or will be) borne exclusively by that class; (ii) any front-end sales charges or contingent deferred sales charges relating to a particular class of shares are (or will be) borne exclusively by investors in the class; and (iii) any other expenses relating to a particular class, including any incremental transfer agency fees, are (or will be) borne exclusively by that class. Non-class specific expenses shall be allocated to each class based on the net assets of that class in relation to the net assets of the applicable Fund. Any service provider to a Fund or its affiliated persons may agree to waive any fees or reimburse any expense to be paid by a Fund or a class of shares.

C.	Amendment of Plan

This Plan must be amended to properly describe (through additional exhibits hereto) each new class of shares upon its approval by the Board of Trustees of the Trust. The Board, including a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act, must approve any material amendment of the Plan as it relates to any class of any Fund covered by the Plan. In approving any material amendment to the Plan, the Trustees, including a majority of the Trustees who are not interested persons of the Trust, must find that the amendment is in the best interests of each class individually and the relevant Fund as a whole.

The amendment of Schedule A to this Plan for the sole purpose of (i) adding or removing one or more Funds or (ii) making other non-material changes to the information included in the Schedule shall not be deemed an amendment of this Agreement or amendment affecting an already existing Fund.

Appendix A

Krane-UBS China A Share Fund

Exhibit A

KRANESHARES TRUST
CERTIFICATE OF CLASS DESIGNATION

INVESTOR CLASS SHARES

1.	Class-Specific Arrangements; Other Expenses

Investor Class Shares are sold subject to a sales charge and an asset-based fee under a distribution plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, as described in the Trust’s prospectus(es). Investor Class Shares may also bear a redemption or exchange fee, as disclosed in the Trust’s prospectus(es), for Investor Class Shares redeemed or exchanged within a certain number of days of purchase.

2.	Eligibility of Purchasers

Investor Class Shares generally require a minimum initial investment amount of $2,500 ($1,000 for individual retirement accounts) and have no minimum subsequent investment amount. Investor Class Shares are offered primarily through authorized securities brokers and other financial intermediaries. The investor eligibility requirements may be amended from time to time as reflected in the Trust’s prospectus(es) and any investment minimum may be waived or reduced in accordance with the Trust’s prospectus(es).

3.	Exchange Privileges

Investor Class Shares of each Fund may be exchanged for Investor Class Shares of any other Fund in accordance with the procedures disclosed in the Trust’s prospectus(es) and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.	Voting Rights

Each shareholder of Investor Class Shares will have one vote for each full share held and a fractional vote for each fractional share held. Shareholders of Investor Class Shares will have exclusive voting rights regarding any matter submitted to shareholders of Investor Class Shares that relates solely to Investor Class Shares and will have separate voting rights on any other matter submitted to shareholders of Investor Class Shares in which the interests of shareholders of Investor Class Shares differ from the interests of holders of any other class.

5.	Conversion Rights

Each Fund reserves the right to convert a shareholder’s Investor Class Shares to Institutional Class Shares if such shareholder meets the eligibility criteria for Institutional Class Shares, as described in the Trust’s prospectus(es), or as otherwise may be approved by the Board, subject to the provisions of the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations thereunder.

Exhibit B

KRANESHARES TRUST
CERTIFICATE OF CLASS DESIGNATION

INSTITUTIONAL CLASS SHARES

1.	Class-Specific Arrangements; Other Expenses

Institutional Class Shares are sold without a sales charge or asset-based distribution or shareholder services fee, but may bear a redemption or exchange fee, as disclosed in the Trust’s prospectus(es), for Institutional Class Shares redeemed or exchanged within a certain number of days of purchase.

2.	Eligibility of Purchasers

Institutional Class Shares generally require a minimum initial investment amount of $100,000 and have no minimum subsequent investment amount. Institutional Class Shares are primarily offered directly through a Fund’s transfer agent and authorized securities brokers and other financial intermediaries to those investors that qualify as institutional investors. The investor eligibility requirements may be amended from time to time as reflected in the Trust’s prospectus(es) and any investment minimum may be waived or reduced in accordance with the Trust’s prospectus(es).

3.	Exchange Privileges

Institutional Class Shares of each Fund may be exchanged for Institutional Class Shares of any other Fund in accordance with the procedures disclosed in the Trust’s prospectus(es) and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.	Voting Rights

Each shareholder of Institutional Class Shares will have one vote for each full share held and a fractional vote for each fractional share held. Shareholders of Institutional Class Shares will have exclusive voting rights regarding any matter submitted to shareholders of Institutional Class Shares that relates solely to Institutional Class Shares and will have separate voting rights on any other matter submitted to shareholders of Institutional Class Shares in which the interests of shareholders of Institutional Class Shares differ from the interests of holders of any other class.

5.	Conversion Rights

Each Fund reserves the right to convert a shareholder’s Institutional Class Shares to Investor Class Shares if such shareholder no longer meets the eligibility criteria for Institutional Class Shares, as described in the Trust’s prospectus(es) or as otherwise may be approved by the Board, subject to the provisions of the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations thereunder.

5